EXHIBIT 99.1

[LOGO] NDS                                                          Announcement
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RICHARD YANOWITCH APPOINTED VICE CHAIRMAN OF NDS GROUP PLC.

London, UK and NY, New York - January 30, 2006 - NDS Group plc, announced today the appointment of Richard Yanowitch as a non-executive director and Vice Chairman of the NDS Board.

Mr. Richard Yanowitch, a consultant to News Corporation, brings to the NDS Board a wealth of Silicon Valley experience, and will advise NDS on the expansion of its US operations and the development of strategic partnerships.

Mr. Yanowitch is the founder of The Entrepreneurs Group, a private firm that advises companies on business strategy, and technology innovation in the Internet era. Previously Mr. Yanowitch served for nearly five years as Executive Vice President of Verisign Inc. Prior to that Mr. Yanowitch spent six years at Sybase Inc, primarily as Vice President Corporate Marketing.

Mr. Yanowitch received an MBA from Harvard Business School in 1987 and a BA in the Honors Program for Classical Studies at Swarthmore College in 1981.

Dr. Abe Peled, Chairman and Chief Executive of NDS Group plc said: "We welcome Richard to the NDS Board and we are confident that he will contribute greatly to the development and growth of NDS as we continue to focus on the leading solutions for the secure distribution of entertainment and information."

About NDS

NDS Group plc (NASDAQ/Euronext Brussels: NNDS), a News Corporation company, is a leading supplier of open end-to-end digital pay TV solutions for the secure delivery of entertainment and information to television set-top boxes and IP devices. See http://www.nds.com/ for more information about NDS.

For further information:

NDS:

Margot Field                 Director PR NDS            D: +44 (0)20 8476 8158
                                                        M: +44 (0)788 191 8158

Noah Schwartz (for NDS)      Vice President             D: +44 (0)20 7321 5032
                             Shared Value

Kelly Fitzgerald (for NDS)   Managing Partner           D: +1 212 590 2555
                             Breakaway Communications